Exhibit 99.1
MDU Resources Declares Quarterly Dividend on Common Stock, Establishes Future Dividend Target

BISMARCK, N.D. — Aug. 3, 2023 —MDU Resources Group, Inc.’s (NYSE: MDU) board of directors has declared a quarterly dividend on the company’s common stock of 12.5 cents per share. On an annualized basis, this dividend is approximately a 66% payout ratio based on the midpoint of MDU Resources’ 2023 earnings guidance for its regulated energy delivery companies. The board also established a long-term dividend payout ratio target of 60% to 70% of regulated energy delivery earnings.

“Based on MDU Resources’ anticipated future state as a pure-play regulated energy delivery business, the board has determined that targeting a dividend payout ratio of 60% to 70% of regulated energy delivery earnings is appropriate,” said Dennis W. Johnson, chair of the board. “This policy reflects our capital allocation framework, which balances disciplined investment for long-term value creation along with providing returns to stockholders. We are proud of our 85-year history of uninterrupted dividend payments to stockholders and remain committed to paying a competitive dividend as we transition to being a pure-play regulated company.”

The dividend is payable Oct. 1 to stockholders of record Sept. 14.

On May 31, MDU Resources successfully completed a spinoff of its construction materials subsidiary, Knife River Corporation, into an independent, publicly traded company. On July 10, MDU Resources announced the company would pursue a tax-advantaged separation of its construction services subsidiary, MDU Construction Services Group, with the objective of becoming a pure-play regulated energy delivery business consisting of electric and natural gas utilities and a natural gas pipeline business.

More details about MDU Resources’ strategic initiatives can be found at www.mdu.com.

Forward-Looking Statements
Information in this release includes certain forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release, including information about MDU Resources’ intent to pursue a tax-advantaged separation of its construction services business and become a pure-play regulated energy delivery business, targeted dividend payout ratios, as well as statements by the chair of the board, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially, refer to Item 1A — Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q and subsequent filings with the SEC.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Investor Contact: Brent Miller, assistant treasurer, 701-530-1730